Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD 72EE 73A 73B 74U and 74V correctly the correct answers are as follows...


					A	B	C	Institutional

72. DD) Total income distributions
Alpha Opportunity Fund			n/a	n/a	n/a	n/a

72. EE) Total capital gains distributions
Alpha Opportunity Fund			n/a	n/a	n/a	n/a

73. A) Total income distribution pershare
Alpha Opportunity Fund			n/a	n/a	n/a	n/a

73. B) Total capital gains distribution pershare
Alpha Opportunity Fund			n/a	n/a	n/a	n/a

74.U) Shares outstanding
Alpha Opportunity Fund			453	30	72	66

74. V) Net asset value pershare
Alpha Opportunity Fund			$17.59 	$15.93 	$15.93 	$24.52